EXHIBIT 23.1

CONSENT OF ATTORNEYS

Reference is made to the Registration Statement of Rockdale Resources Corporation on Form S-1 whereby the Company proposes to sell up to 2,000 Units, with each Unit consisting of 500 Microbonds, with each Microbond in the principal amount of $10, and 2,500 Series A warrants.  Reference is also made to Exhibit 5 included in the Registration Statement relating to the validity of the securities proposed to be issued and sold.

We hereby consent to the use of our opinion concerning the validity of the securities proposed to be issued and sold.

Very Truly Yours,

HART & TRINEN, L.L.P.

By  /s/ William T. Hart
      William T. Hart

Denver, Colorado
October 24, 2012